Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

ABB Ltd

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333‑190180, 333‑181583, 333‑179472, 333‑171971, 333‑129271) of ABB Ltd and on Form F-3 of ABB Ltd and ABB Finance (USA) Inc. (Registration  Nos. 333‑223907-01 and 333‑223907) of our reports dated March 27, 2019, with respect to the consolidated balance sheet of ABB Ltd (the Company) as of December 31, 2018, the related consolidated income statement, statements of comprehensive income, cash flows and changes in stockholders’ equity for the year ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018, annual report on Form 20-F of the Company.

Our report dated March 27, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that ABB Ltd did not maintain effective internal control over financial reporting as of December 31, 2018, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

A material weakness has been identified in the Company’s information technology general controls (ITGCs) based on deficiencies in selection, development, and monitoring of control activities in ITGCs. The Company did not maintain sufficient user access or segregation of duties controls in certain applications in North America as well as for select Group applications. As a result of these deficiencies, the process level controls dependent on the affected applications, could not be relied upon.

Our report dated March 27, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states:

The Company acquired General Electric Industrial Solutions (GEIS) during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, GEIS’s internal control over financial reporting associated with total assets of $3.9 billion and total revenues of $1.3 billion included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of GEIS.

/s/ KPMG AG

Zurich, Switzerland

March 27, 2019